Exhibit 99.1

For Immediate Release
Phoenix, Arizona - April 20, 2005
Contacts:
Kevin P. Knight, Chairman & CEO
David Jackson, CFO
(602) 269-2000

Knight Transportation Posts Record Revenue and Net Income for the First Quarter of 2005

Knight Transportation, Inc. (NYSE: KNX) announced today its financial results for the quarter ended March 31, 2005.

Total revenue for the quarter increased 30% to $122.2 million, compared to the first quarter of 2004. Revenue, before fuel surcharge, increased 23% to $111.1 million from $90.2 million for the same quarter of 2004. Net income increased 37% to $12.8 million from $9.3 million for the same period of 2004. Net income per diluted share increased to $0.22 from $0.16 for same quarter 2004.

Chairman and Chief Executive Officer Kevin P. Knight commented on the quarter:

“We are encouraged by another quarter of record revenue and earnings as we continued to execute our operating model focused on leading growth and profitability. We were pleased with revenue growth of 23%, before fuel surcharge, and 30% including fuel surcharge. In addition to our industry-leading growth and despite significant fuel, driver pay and other cost pressures facing our industry, we improved our margins. Our operating ratio (operating expenses, net of fuel surcharge, as a percentage of revenue, before fuel surcharge) improved by 190 basis points to 81.0%, which is our best first quarter operating ratio since the first quarter of 1994. Our net income was 11.5% of revenue, before fuel surcharge, which is the best first quarter in our history. We achieved these results through a combination of expanding our fleet and continued pricing improvement, while not taking our eye off of controlling costs.

Our average tractors operating in the first quarter were up over 16% from the same period of 2004. Our average freight revenue per loaded and total mile, before fuel surcharges, increased 9.8% and 9.1%, respectively, without sacrificing length of haul which was up 6.0%. Even though our miles per tractor were down 3.2%, we were able to produce an increase of 5.8% in our revenue per tractor, excluding fuel surcharge. Our footprint expansion continues with the recently announced opening of our 18th dry van operations center in Chicago, the first of our scheduled new operations centers in 2005.

Rapidly escalating fuel prices are a significant challenge for our industry, and our sales and operations associates are working diligently with our customers to mitigate the negative impact of fuel prices. For the quarter, we increased fuel surcharge billings by 173% compared with the same quarter of last year. These efforts helped us limit the negative impact of fuel prices.

During the quarter we continued to make significant investments in revenue equipment to support our growth. We added 87 new tractors while upgrading an additional 86 existing tractors. We anticipate growing our fleet by an additional 300 to 350 tractors over the remainder of 2005. We were able to reduce our trailer fleet by 47, while upgrading 102 trailers. For the quarter, we invested $13.3 million in net capital expenditures. At March 31, 2005, our strong balance sheet reflected $38.7 million in cash, no debt, and $303.9 million in shareholders’ equity.”

The Company will hold a conference call on April 21, 4:00 ET, to further discuss its results of operations for the quarter ended March 31, 2005. The dial in number for this conference call is (800) 475-3716.

INCOME STATEMENT DATA:	Three Months Ended March 31,
	(Unaudited, in thousands, except per share amounts)

	2005	2004
REVENUE:
Revenue, before fuel surcharge	$111,074	$90,243
Fuel surcharge	11,107	4,069
TOTAL REVENUE	122,181	94,312

OPERATING EXPENSES:
Salaries, wages and benefits	36,918	30,130
Fuel expense - gross	25,841	16,714
Operations and maintenance	7,632	5,661
Insurance and claims	6,365	4,889
Operating taxes and licenses	2,929	2,224
Communications	976	869
Depreciation and amortization	12,309	8,898
Lease expense - revenue equipment	-	1,233
Purchased transportation	6,484	6,588
Gain on sales of equipment	(629)	-
Miscellaneous operating expenses	2,209	1,719
	101,034	78,925
Income From Operations	21,147	15,387

Interest income	110	124

Income Before Income Taxes	21,257	15,511
INCOME TAXES	8,500	6,200

NET INCOME	$12,757	$9,311
Net Income Per Share
- Basic	$0.22	$0.17
- Diluted	$0.22	$0.16
Weighted Average Shares Outstanding
- Basic	56,747	56,261
- Diluted	58,031	57,410

BALANCE SHEET DATA:
	3/31/2005	12/31/2004
ASSETS	(Unaudited, in thousands)
Cash and cash equivalents	$38,692	$25,357
Accounts receivable, net	60,473	58,733
Notes receivable, net	189	171
Inventories and supplies	2,913	2,332
Prepaid expenses	9,925	5,215
Income tax receivable	-	3,216
Deferred tax asset	7,989	7,493
Total Current Assets	120,181	102,517

Property and equipment, net	292,861	287,930
Notes receivable, long-term	33	77
Goodwll	7,504	7,504
Other Assets	5,377	4,839

Total Assets	$425,956	$402,867

LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable	$7,484	$5,044
Accrued payroll	5,181	4,558
Accrued liabilities	9,284	5,684
Dividends payable	1,136	-
Claims accrual	26,408	23,904
Total Current Liabilities	49,493	39,190

Deferred Income Taxes	72,556	72,660

Total Liabilities	122,049	111,850

Common stock	568	567
Additional paid-in capital	83,385	82,117
Retained earnings	219,954	208,333
Total Shareholders' Equity	303,907	291,017

Total Liabilities and Shareholders' Equity	$425,956	$402,867

	Three Months Ended March 31,

	2005	2004
	(Unaudited)	(Unaudited)

OPERATING STATISTICS			%
			Change
Average Revenue Per Loaded Mile*	$1.635	$1.489	9.8%

Average Revenue Per Total Mile*	$1.433	$1.314	9.1%

Empty Mile Factor	12.4%	11.8%	5.1%

Average Miles Per Tractor	27,245	28,142	-3.2%

Average Length of Haul	565	533	6.0%

Operating Ratio**	81.0%	82.9%

Average Tractors - Total	2,830	2,433

Tractors - End of Quarter:
Company	2,661	2,228
Owner - Operator	230	249
	2,891	2,477

Trailers - End of Quarter	7,143	6,334

Net Capital Expenditures (in thousands)	$13,266	$20,390

Cash Flow From Operations (in thousands)	$25,849	$20,185

*	Excludes fuel surcharge.

**
Operating ratio as reported in this press release is based upon total operating expenses, net of fuel surcharge, as a percentage of revenue, before fuel surcharge. Revenue from fuel surcharge is available on the accompanying statements of income. We measure our revenue, before fuel surcharge, and our operating expenses, net of fuel surcharge, because we believe that eliminating this sometimes volatile source of revenue affords a more consistent basis for comparing our results of operations from period to period.

Knight Transportation, Inc. is a short to medium haul, truckload carrier headquartered in Phoenix, Arizona. The Company serves most of the United States through its regional operations in Phoenix, AZ; Salt Lake City, UT; Portland, OR; Las Vegas, NV; Denver, CO; Kansas City, KS; Indianapolis, IN; Katy, TX; Gulfport, MS; Charlotte, NC; Memphis, TN, Atlanta, GA; Carlisle, PA; Lakeland, FL and Chicago, IL. The Company transports general commodities, including consumer goods, packaged foodstuffs, paper products, beverage containers, imported and exported commodities and refrigerated goods.

This press release may contain statements that might be considered as forward-looking statements or predictions of future operations. Such statements are based on management's belief or interpretation of information currently available. These statements and assumptions involve certain risks and uncertainties. Actual events may differ from these expectations as specified from time to time in filings with the Securities and Exchange Commission.

Contact: Kevin P. Knight, Chairman & CEO or Dave Jackson, CFO, at (602) 269-2000